Exhibit 99.1

VIAVID
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Pareteum Corporation

Investor Update Conference Call

June 8, 2018

Pareteum Corporation Investor Update Conference Call June 8, 2018

CORPORATE    PARTICIPANTS

Stephen Hart, Hayden IR

Hal Turner, Founder, Executive Chairman, Principal Executive Officer

Vic Bozzo, Co-Founder, Chief Executive Officer

Bart Weijermars, Executive Director, Artilium

Denis McCarthy, Senior Vice President, Corporate Development

Simon Brown, Jefferies

CONFERENCE CALL PARTICIPANTS

Ashok Kumar, Tank Equity

John Nobile, Taglich Brothers

Charles Robinson, Dawson James

PRESENTATION

Operator:

Welcome to the Pareteum’s Investor and Analyst Presentation describing the acquisition by Pareteum’s Corporation of Artilium PLC. Following the presentation, the conference will be open for questions. If you have a question at that time, you may press the star key, followed by the one key on your touch-tone phone. You may withdraw your question by pressing star, then two. If you are on a speaker phone today, it will be necessary to lift the handset before making your selection. Participants of this call are advised the audio of this conference is being recorded live over the Internet and it’s also being recorded today, June 8, 2018, for playback purposes.

Now, I would like to turn the conference over to Hayden IR’s Stephen Hart, Investor Relations. Please go ahead sir.

Stephen Hart:

Thank you April. Good morning everyone—and afternoon for some. Thank you for joining us today for Pareteum Corporation’s Investor and Analyst Presentation describing the acquisition by Pareteum of London Stock Exchange AIM-listed company Artilium PLC.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With us today are Hal Turner, Pareteum’s founder, Executive Chairman and Principal Executive Officer, Vic Bozzo, Chief Executive Officer, Denis McCarthy, Senior VP of Corporate Development, Ted O’Donnell, Chief Financial Officer, Alexander Korff, Company Secretary. In addition we are joined by Bart Weijermars, Chief Executive Officer of Artilium.

Yesterday morning, Pareteum made a formal acquisition offer under Rule 2.7 of the U.K. City Code on Takeovers and Mergers to acquire the entire issued entity issued share capital of Artilium PLC. Artilium is listed on the London Stock Exchange’s Alternative Investment Market. This means that Pareteum is subject to certain rules governing what it can and cannot say and disclose in connection with the acquisition. In particular, Pareteum will not make any profit forecast or quantify its financial benefit statement in this presentation, in conformance with Rule 28 of the Code.

If you have not reviewed Pareteum’s 2.7 announcement or press release, please visit Pareteum’s investor page at pareteum.com. Following Management’s discussion there will be a Q&A session.

During the course of the conference call, the Company will be making forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(b) of the Securities and Exchange Act of 1934. The Company cautions you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, cash or other statements relating to the Company’s future financial results, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, any statements regarding anticipated new relationships or agreements, any statements regarding expectations for the success of the Company’s products in the U.S. and international markets, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of these risks are described in the section of yesterday’s press release titled Forward-Looking Statements and in the public periodic reports the Company files with the SEC. Investors or potential investors should read these risks. Pareteum assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

With that, I would like to turn the call over to Mr. Hal Turner, Pareteum’s founder, Executive Chairman and Principal Executive Officer.

Hal Turner:

Stephen, thank you very much. We appreciate the introduction. Let me add my greetings to everyone who is joining us today from wherever you are around the world. This is truly a landmark time as we have announced this acquisition and will discuss it today and we’re very happy to have Bart Weijermars on who will make some comments also along with Vic a little bit later on. We are joined by Dennis McCarthy, Ted O’Donnell, and Alex Korff, all of whom will join in the Q&A.

Hopefully you’ve all had that opportunity that Stephen mentioned to review the Rule 2.7 and the announcement that was associated with the press release, so with that I would—very delighted I am that we have made this announcement that we have placed a binding offer to acquire Artilium PLC.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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When I first sat in late 2016 with Artilium’s Chairman, Jan-Paul Menke, and its CEO Bart Weijermars, it became very clear that our two companies are very positioned in a most complementary manner, and it made a lot of sense to pursue those discussions. Part of the reason was this: they, Artilium, have software, they have services and technology, and they have people, and they address markets that we, Pareteum, have intended to spend money on to develop services, recruit people, and leverage those markets by launching go to market strategies and plans and programs. This was a clear “buy versus build” scenario. More than that, as our discussions progressed, we began to speak of a combination of equals. While we’re slightly different in our market focuses, it is every bit the way that I view this transaction, and it very rapidly, we saw, was a way to increase both businesses and, immediately upon the closing of this transaction, to double our scale, to double our operations, and to double our geographic coverage. For this reason and many more that will become very evident, our acquisition of Artilium is very attractive and it’s a fair transaction for all of our stakeholders.

So, please join me in welcoming Bart Weijermars and Artilium’s high-caliber team that includes sales, business development, software as a services, communications as a platform, and service professionals throughout the world as we expand our Pareteum family. Bart, we welcome you.

Bart Weijermars:

Thank you very much, Hal. Happy to be here.

Hal Turner:

You’re most welcome, and I’m going to call upon you to make some additional comments in just a few moments.

I’d now like to turn to the main purpose of today’s call, and go through the presentation. I’d like to ask you to join me on Slide number 4; let me get over to Slide number 4; and, as you can see, this is a combined cash- and stock-based transaction, where Pareteum is issuing just over 0.1 Pareteum common stock and 1.9 British pence for each Artilium share. This represents an implied offer of 19.55 pence per Artilium share, and on a fully diluted equity, the value for Artilium is approximately US$104.7 million. After completing the transaction, Artilium shareholders will own approximately 42% of Pareteum’s issued common shares, or 35% on a fully diluted basis. The cash component, which is less than $10 million, is fully funded from our balance sheet and cash on hand. This will be more fully discussed by Denis McCarthy momentarily when he reviews the transaction financing and the sources and uses statement.

Our post-acquisition operations as combined are planned and expected to be significantly accretive to Pareteum’s projected non-GAAP EPS for the fiscal year 2019. We are expecting strong pro forma growth in cash flow generation, and we see material cost and sales synergies to be extracted and leveraged for the accretive benefit of this transaction.

Now, as we move on to Slide number 5, in terms of the combined business management, as has been noted by Stephen, I will continue to serve as Principal Executive Officer and Chairman of the Company. As we’ve recently announced, my engagement, which was set to conclude in November of 2018, now runs through November 2021. Vic Bozzo, who’s done a herculean job with his team, will continue to report to me as CEO of the Company. Bart Weijermars joins our fine executive team, what we call the E Team, and upon close of the transaction will report to me as CEO of Pareteum Europe BV and Artilium.

I cannot say enough good things about Pareteum’s E Team, which has been commercially led by Vic with Rob Mumby, who’s our Chief Revenue Officer, Ali Davachi, who is combined as our COO and CTO, and our corporate team including Denis McCarthy, Alex Korff, and Ted O’Donnell. The stunning successes that I believe that we have together achieved come from the work of this whole team, and our teammates who are positioned throughout the world. Now we think, with the addition of Bart and the Artilium team, we are stronger and now ready to go bigger, which we intend to do.

Our stock exchange listing will remain on the New York Stock American Exchange, and we will continue to trade under the TEUM sticker. Artilium’s London Exchange AIM listing will be canceled upon completion of the deal. However, we are making provisions and measures for our new European shareholders to be able to easily and efficiently hold and trade their new Pareteum securities throughout European brokerages.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Regarding the transaction structure, it is being affected by way of a scheme of arrangement, which is a court-approved process in the U.K. for closing the transaction. We’re very pleased to report that we have what is a so-called irrevocable undertaking, which is a binding promise from Artilium shareholders currently representing 60.4% of their issued common shares, committing to the transaction. Certainly this will likely increase.

Now, as we move on to Slide 6, I want to talk about the strategic rationale. There several highly attractive and numerous compelling strategic reasons for this transaction, and I’ll mention just a few of them. Number one is we’re extremely confident that we will see material synergies in value creation. The whole, in this instance, is really greater than the sum of the parts, and our M&A and integration team, of which by the way Bart is a key member already, is preparing to deliver that value as quickly as possible, and certainly in keeping with the accretive nature of this transaction. Due to the strict rules of the U.K. City Code, we are not able to quantify cost synergies at this time, or the expected combined profits of the Company. However, you should note that the stand-alone outlook for Pareteum as earlier communicated is unaltered, it is not diminished in any way by this transaction, and it only gets better in our view. Also, note that we see a pro forma 2018 combined revenue of $49 million, which is a large step forward for the combined companies, and we’re very happy with that.

Beyond the cost and sales synergies, a very compelling driver for the transaction is our increased scale, which simply means larger volumes that work in our favor. We believe this will drive greater economies and savings across the business and into our financial results. Our enlarged combined customer base and sales pipeline, which should present exciting up-sell and cross-sell opportunities, is being worked even as we speak.

Finally, our greatly increased geographic coverage, including new underdeveloped markets, which should provide us with platforms to cement a leadership position in those new markets.

With these combined services and software platforms, we significantly increase our ability to leverage our mergers and acquisition strategy to support the industry and market consolidation that our team believes and fully and is pursuing with great vigor with our advisors, Jefferies.

Now, on to Slide number 7, please.

Uniting two leading cloud companies, on this slide you can see that the combined Companies will dramatically increase our total connexion volume, which at Pareteum stands at roughly 2.2 million, to over 3.7 million. Connexions, which is our industry word for devices and subscribers that are connected to our cloud, are the single best future indicator with our business model of software as a service and the magic of monthly recurring revenue of increases in monthly recurring revenue. We’re very happy about this.

Our 2017 actual revenues, annualized and adjusted for calendar versus fiscal years, increases from $13.5 million to over $37 million, and our combined revenues for 2018, again annualized and adjusted, are expected to be $49 million on a like-for-like or a straight pure arithmetic basis of the two companies. That $49 million does not take into account what we believe to be a potential for material sales synergies, which we’ve already enjoyed to some degree, but much more is expected from these synergies. We’re raising the bar of performance expectation throughout both Companies. Our pro forma equity valuation also shows significant growth and moves from roughly $170 million to the $250 million level combined. That’s more than a quarter of a billion dollars, and it is certainly in our view approaching the levels that we hope to earn us a position in the Russell 2000 index.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Now. As we move to the next slide, this has been a favorite slide of mine, so I’d like to spend just a moment to really explain the rationale of why we are doing this. When you look at the upper left hand portion of this slide, you see a reasonable representation of some of Artilium’s customers. You will see that many of these are either managed services or IT services providers, which deal and address the enterprise and the small business marketplace. You’ll also see that their largest customer, which I put a circle around, is Telenet. If you move down to the lower part of that slide, you’ll see that our customer base representatives really look more at the service provider and the mobile network operator, the bigger carrier space. In the industry, this is known as we are addressing the back end or the core network and Artilium is addressing the front end or the retail and the enterprise network. When you look at a strategy for vertical integration, this is absolutely as close to a perfect fit as you can possibly get, in terms of strategy and in terms of product.

Now, looking at Vodafone as our largest anchor customer and Telenet as the largest anchor customer of Artilium, you’ll note, to the right on this slide, that we’ve identified Liberty Global, which is the majority owner of Telenet, and Vodafone, together which have a scale and scope of connexions throughout the world since Liberty Global is the largest international cable TV company and Vodafone is the second-largest operator in the world. This gives our sales capability between Artilium and Pareteum significant scale and scope.

So, our logic and rationale, when we started the discussion, was, we all know that Liberty Global and Vodafone have been in discussions for quite a while, and it was not clear who may emerge and in what marketplaces. So, what better way to hedge your bet, if you will, and to be covered on both sides of the coin, than to have a strategic relationship with a company like Artilium, and they with us, because Vodafone. Now, we move this deeper into the acquisition. That is part of the fundamental underlying rationale.

There’s one other piece that’s very important to this rationale. Artilium recently in January announced the acquisition of IDM. IDM has significant SMS, messaging and communication platform services primarily throughout Europe. When you look at our combined strategy of extending into the IoT marketplace and really using our combined platforms and connectivity network for the communication of applications, you recognize that IDM is a very potent weapon to our arsenal, and we intend to work with Bart and the team to leverage that very much throughout the world. So, think about it as not only we have vertical integration of the services and the software, but we have a vertical integration of the underlying connectivity capability. I would also note that our recent strategic alliance announced with iPass gives us effectively the wireless last mile through Wi-Fi. So, we’re very pleased about how this comes together in a service suite that’s very very strong.

Now, as we move on to Slide 9, I would like to point out a couple of things. First of all, we have been working together for the last four to five months, and I think it’s 24 weeks to date since we signed the agreement in Q4 of 2017. During that time together, mostly from Bart and the team, 18 opportunities were identified that fell into either managed services or global cloud platform. Three managed services opportunities and 15 global clouds. That’s representing about $108 million of potential contract revenue value. During this 24 weeks we sold seven deals. Those represent $68.4 million. I won’t list the companies or the service suite or the application, but make absolutely certain that it took the combined handshake and the product sets of both companies to make this happen. But there’s more, and that’s the eleven pending sales that are out there, which (inaudible) $39.6 million of contract revenue backlog. This is why we did the deal and this is why it’s going to get better.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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This also opens up significant sales opportunities. Let’s go to the next slide, number 10. This is a slide that I think you will hopefully look at as our future together. This slide talks about an opportunity that was first identified by Artilium and because of now the vertical integration of our services and capability allow us, with this particular customer, to present ourselves as a content creation network, as a content delivery network, and this is a company that is extremely well financed, well focused, great Management team, and Vic and Bart and Rob Mumby are working very diligently on this, but when we close this, as I expect to close it in the not too distant future, this will be a $50 million contract over our 36-month contract revenue backlog. This is a game-changing type of deal. It will include the full suite of services from a retail, from a mobility, from an office IPTDX, all the way through the platform and the capability to create the content, to deliver the content, it is a great, great opportunity. This comes about because of our relationship and our partnership. It is truly a showcase opportunity.

Let’s move on to Slide 11.

In Slide 11, you see our creation, if you will, of significant synergy in value creation. It really falls into three areas, the first being the CoGS or cost of revenue synergies, and this will take advantage of our combined contracts and ability to apply volume purchases to it. We will also extract, we think, material sales, general, and administrative expenses, the first and primary of being only having to absorb the cost of one public company reporting, if you will, and one material accounting, finance, and corporate staff organization. So, there are significant synergies that will come out of that.

Additionally are the cap ex synergies, which will allow us to look more efficiently at our network architecture, our software architecture, our data centers, and how to more efficiently not only procure what goes into our centers but to utilize it on a more efficient basis.

So, we’re very very pleased about the potential for the synergies that are in there.

As we move on, I’d like to focus on Slide number 12. This is the Management team. As has been mentioned I will continue in my current roles; Vic Bozzo as our CEO will certainly continue and work with Bart to explore and deepen the relationships. Bart will report to me also in his role as Pareteum BV Europe.

I’d like to pause for just a moment, because I want to give Vic Bozzo the honor and the recognition to formally, on behalf of our E Team, to welcome Bart to the organization, and as we always try to work efficiently, Vic, your 30 seconds are now elapsing. Go.

Vic Bozzo:

So, thanks Hal. Bart has built an impressive Company and team. I would like to personally welcome Bart and all our new teammates. The combination of our two Companies is breeding an unstoppable force in the market and just working with Bart over the last few months, I think we’ve got a strategic and a winning combination. So, welcome Bart.

Hal Turner:

And Bart, now you get to speak. We’ll give you 45 seconds, how about that.

Bart Weijermars:

That’s great. Thank you very much, Hal, and Vic as well. I have to say that I’m very excited about the opportunity of becoming part of the Pareteum team. It has been a very energizing experience in the last months as well. We clearly see the results of the opportunities that we identified together and so I’m really looking forward to building this joint Company here going forwards, and happy to dedicate all my energy and time to that.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Hal Turner:

Bart, thank you very much, and I just want to say it’s been a pleasure to work with you and Jan-Paul Menke, the Chairman of Artilium, and when we first began this process with Yves van Sante, who is on our Board of Directors, and the initial introductions, it just became clear that we had a set of reasonable people, and we were able to solve all challenges that came up, so I thank you for that and driving to this conclusion. Now the real work begins. We’ve got to integrate it, extract our synergies, and grow this business. I know that you’ll be a great partner in that, so, welcome and thank you very much.

Bart Weijermars:

Thank you.

Hal Turner:

Okay. You’re welcome. Let’s move on to Slide number 13, which is a quick summation of what we think is the compelling financial transaction. It really comes down to the four things. One is the increased scale, and that certainly is going to begin, as we springboard from what is a pro forma 2018 of $49 million in revenue. We’re going to work really hard to make that a bigger number.

The second compelling piece of the transaction and its rationale is the significant earnings accretion. This will be fully realized in 2019 on our projected non-GAAP EPS, and certainly it’s going to be reflected in our operating cash flow, and I will tell you that the integration team that we’re assembling, all world-class people who understand every face of the business, tell me that they believe that we can accelerate the extraction of synergies to really see some positive impact which we’re looking to do, and we’re going to work hard. It’s 2019 when it will definitely be seen.

Material cost synergies and opportunities will be extracted, and I’ve already mentioned the cost of the revenue, I’ve mentioned the SG&A and the cap ex, and again the integration team will drill into this. Work has already begun and was under way early on with Ali Davachi meeting with Bart and his teams as we worked closely with Jefferies, Denis McCarthy and I, on the modeling. We’re very very comfortable that we are going to have some strong performance from the synergies that we are expecting.

Strong capital structure post the combination will give us an opening cash position that is strong and positive, and we’re very pleased with that, and we don’t have to worry about raising money, we don’t have to worry about survival; those days are behind both companies.

So we’re very very pleased with how this is coming together.

As we move on to Slide 14 I’ll just briefly repeat that this is a structural picture of what it looks like but at the transaction close it’s roughly a 58:42 split, and fully diluted it comes out to about 65:35. We think that’s fair, and as you look at the contribution as we go forward as we modeled it, it’s more than fair for all of the parties.

Moving on to the transaction financing, I’d like to turn now to Denis McCarthy to talk about our sources and uses of funds.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Denis McCarthy:

Thanks Hal. As we look at Slide 15, I want to point out that the sources of the transaction are primarily from Pareteum’s existing equity, roughly $87 million of value from our equity ownership that is being transferred to the Artilium shareholders, our existing ownership in Artilium, which was established as part of our strategic alliance of $7.3 million, cash from the combined balance sheet of $15.5 million, and a small portion of Artilium debt that is rolling forward, slightly under $0.5 million, for a total of approximately $110 million for the transaction. How that transaction will be used or that value will be used is Pareteum equity is distributed to Artilium third party shareholders of $86.9 million, cash to Artilium’s third party stakeholders of $8.9 million, Pareteum existing ownership will be extinguished, $7.3 million, the roll-forward of Artilium’s debt of just under $0.5 million, and combined DLCs and expenses of $6.6 million, again for a total of $110 million.

Again I want to, as Hal mentioned at the beginning, thank our shareholders for providing us a platform and the opportunity to do this transaction, as well as our teammates, our existing partners at Artilium and soon to be teammates at Artilium, for all their hard work in this transaction, and looking forward to great things going forward.

Hal Turner:

Dennis, thank you very much.

As we now conclude this, I’d just like to summarize that we’re very bullish. We hope that you all share the enthusiasm that I personally feel and I know that our whole team feels, and the excitement that we have, because this is a pivotal, it’s a transformative, and it’s an accretive transaction. It’s a historic timeline milestone for our Company’s history, and it bodes so well for our continued future plans. We have in recent years come through a very dramatic corporate turn-around; we have emerged from these trials; we’re a much stronger business now; and we’ve become an engine for commercial sales growth and a platform for industry consolidation and company roll-ups. This acquisition better prepares us for the continued attack in the marketplace and our ability to continue to disrupt this marketplace with services, with people, with creativity. This transaction is cumulatively reflective of all those achievements, past and present, and all of our teammates who’ve carried those heavy loads. We’re now positioned better than ever to challenge large competitors and to consolidate the market. This is precisely what we intend to do. This transaction rapidly scales up the business and it provides a real platform for accelerated sales and value growth. I want to thank Jefferies for their advisory to us in this process; this has been a highly complex cross-border transaction for two publicly traded Companies.

Actually Jefferies provided me a piece of information that I want to share with you. Jefferies research says this is the only shares and cash offer for a sub-£1 billion company by a U.S. company for a U.K. PLC in the last five years. It is the first offer involving any share consideration by a U.S. public company for a U.K. PLC sub £1 billion for more than four years. The precedents, if you go to examine this, are huge multi billion dollar deals. Those are very, very hard to do. We’ve done it, and as noted by Jefferies only the brave go for this, and we’re going for it, and we’re going to continue to go for it.

So, I want to thank Jefferies for their leadership in helping us get through this process. Our Board has certainly been supportive, and I especially want to call out Yves van Sante, who walked with me on the very first introduction to Artilium, and clearly there’s a team support and mechanism that includes our corporate team of Susan, Matthias, and Alex as well as Fiorello. Couldn’t have done this without them.

So now, it’s time to hear from you by your questions, where I will be joined with Vic, Bart, Dennis, Ted, Alex, and actually Simon is on the line too from Jefferies. So, we’d like to open it up for a few questions, and then we’ll conclude the call. Stephen (phon), if you would please?

Operator:

As a reminder, if you would like to ask a question, it is star, one on your telephone keypad. Please remember if you are using a speaker phone, please pick up your handset and make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one to ask a question, and we’ll pause for just a moment to allow everyone an opportunity to signal for questions.

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We’ll take our first question from Ashok Kumar from Tank Equity. Please go ahead.

Ashok Kumar:

Thank you and congratulations. So Hal, the big picture, could you, I guess the point would be a combination would add to your contract revenue backlog will get good coverage for Europe, specifically expanded footprint in Belgium, and the ability to combine the sales teams, right, which is essentially a group of globalists, as you indicated. Could you talk about, and also zooming out in terms of your M&A strategy, a lot of these AIM-listed companies are not in a position to transition to the big board, right, for the lack of capital and other restriction. Is that going to be some of the underlying themes in your M&A strategy, where companies that do have fundamentally a good business model which would include generating fast revenues but do not have access to capital to take them to positive EBITDA.

The last part of the question, Hal, is, what is the message you’d like investors to read with the extension of the employment contract out three years. Thank you.

Hal Turner:

Okay. Thank you, Ashok, always good to hear your thoughtful and precise questions. I’ll start and if I forget some of the pieces you’ll help me remember. I’ll start with the contract extension. What investors should read from that is my total unequivocal belief in the Company and our ability to convert new transactions in the marketplace and therefore create value. My view is, that’s the best form of retirement, when you’re able to do something that you love to do, do it surrounded by people that are in many ways much more competent and capable than you are, and have great advisors with companies like Jefferies. So, that’s why I signed up at the Board’s request for an additional three years, and during that three-year period I’ll also work with Yves van Sante, who is the head of our governance and nominating committee, and we’ll work through a grand and thoughtful succession plan and I have not one worry or iota of that when you look at the team that surrounds us, so I hope that satisfies that question.

As it relates to working backwards through your questions, on the growth strategy and the M&A, while we would look at another AIM-listed company, I think we might look elsewhere first, just because of the complexity, and we certainly are looking for companies where we could use our liquidity, our public market status, to create, whether they were public or private, liquidity that did not exist for them. That’s one of the advantages that the Artilium shareholders have espoused in supporting the transaction so far. So, globally, we’re looking for products and services, we’re looking for people, and we’re looking for new territories as it relates to our strategy on M&A.

As it relates to what I think I remember as the first part of your question, yes, this acquisition does give us a presence in Belgium, but it’s not just Belgium; it’s Germany, it’s all throughout Western Europe. Bart and his team have been very prolific, and they’ve recently opened offices in Germany, which is really good, that’s a great market for us; so Bart and the team will lead the European and Middle East functions, and we expect to deepen that throughout the continent, and I believe those are the three questions, so I’ll pause and let me ask you, have I answered your questions?

Ashok Kumar:

Yes, Hal. Just a follow-on. You already addressed the risk factors, and the risk factors also present an opportunity, right, to know you have as customers the number two mobile company in the world and of course the largest cable company in the world; but also you have this concentration risk. So, I guess reading between the lines, I guess Telenet is locked in, you have high switching cost, and I’d assume that probably the take-away there, right, because the combined Company, the concentration would drop to 50% or below, right, so you get more revenue diversity.

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Hal Turner:

That is correct. I will also just specifically comment that we have managed very closely our relationship with our anchor customer Vodafone, and I’m very pleased to tell you that they are decreasing in terms of their percent of our total revenue, and we certainly expect them to be below 60%, maybe approaching 50%, by the end of this calendar year, which we have noted in many of our conversations and discussions. But importantly, Vodafone continues to buy from us. Bart has had a discussion with Telenet, and they’ve certainly affirmed their support of Artilium and their affirmation of continued service and you’re absolutely correct, Ashok, it’s the switching cost which is a big prohibitor for both companies, but it’s also the quality of the services, their ability to work with smaller companies that are more agile and capable of software development and being responsive. So, that plays in our favor, and we will continue to approach it that way.

Operator:

We’ll take our next question from Joe Nobile from Taglich Brothers, please go ahead.

John Nobile:

Hello, good morning, and thank you for the presentation, by the way; it answered some of my questions but a few I was hoping I could ask right now. The pro forma revenue number that you have, $49 million, of which, let me see, Artilium is estimated to contribute about $25 million for this fiscal year for you. I’m just curious now, that $25 million that you anticipate from Artilium, is that an annual number or is this what you expect it would contribute this fiscal year once the transaction closes, I believe, maybe September or August, September, October, I guess in that area? What are we looking at, just a few months for that $25 million, or an annual number?

Hal Turner:

So, the $49 million is a pro forma annualized number. For calendar year 2018, the number I believe, Denis you correct me, but I believe it is closer to $37 million on a pro forma GAAP recognized basis, with a presumption of closing the transaction during the third quarter but by no later than the end of September. Let me pause, Denis, have I stated that correctly?

Denis McCarthy:

Yes. It’s highly dependent on the timing of the transaction, so if we get one quarter revenue, it’ll be less than that number, Hal, if we get five to six months of revenue, it’d be roughly the $37 million. So and just to reiterate, the $49 million is the full annual number for both the two combined.

John Nobile:

So, $37 million if it closes say around September. So, it sounds like a lot of this was back end-loaded as far as revenue is concerned, and maybe their contracts are really geared to the second half. I don’t know if there’s any seasonality involved with that, but still, you anticipate possibly adding $37 million to your top line if it does close in September, roughly. I’m not going to hold you to it.

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Denis McCarthy:

Let me correct that to say $37 million if it closed in July.

John Nobile:

In July.

Denis McCarthy:

If it closes in September, it would be less than that number. There is definitely back end growth from the Artilium numbers in the revenue projection for this year, but again it’d be less than that if it closes in September.

John Nobile:

Okay. Thanks for that, and I know you talk about things, let me see. We can make it intense and I was just hoping that you might be able to give us an idea of how many shares will be issued and how much cash in U.S. dollars, I think you had mentioned in the prepared remarks about $10 million, or in the slide it was $8 million or $9 million, so we’re looking about close to $10 million in cash, but what are we looking at as an additional shares on a fully diluted basis going forward?

Hal Turner:

Denis, would you like to take that?

Denis McCarthy:

Sure. I believe we are talking about roughly 38 million shares, and Simon can correct my math there, but if you divide the $86.9 million by $2.33, which was the closing price on the day the announcement, you would get the share number. It’s also listed in an appendix on the presentation that’ll be filed on our website today.

John Nobile:

Okay great. Thirty-eight million, this is what’s going to be issued for Artilium, not what you’re going to have outstanding afterwards.

Denis McCarthy:

Correct. Correct. Outstanding afterwards, roughly 90 million shares.

John Nobile:

Okay. I just wanted to clarify that.

Denis McCarthy:

Yes. Assuming we issued no more on any other basis. But we’ll get our—we do have a share equivalents outstanding, so warrant exercises or option exercises would certainly increase that number.

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John Nobile:

Right. No, understood. Actually just one more question. You talk about a reduction in corporate overhead and capital expenditures, I was hoping you might be able to actually quantify what you expect to reduce corporate overhead and capital expenditures by, with the combined companies.

Simon Brown:

It’s Simon Brown from Jefferies.

Hal Turner:

Yes, go ahead, Simon.

Simon Brown:

We won’t unfortunately be able to quantify that under the U.K. takeover code, so there are some specific rules against being able to quantify financial benefits of M&A transactions in a U.K. context, so I’m afraid the team won’t be able to answer that one.

John Nobile:

All right, fair enough, all right, well thank you for taking my questions.

Hal Turner:

John, thank you so much. Stephen, are there any other questions?

Operator:

There are more questions. We’ll take our next question from Charles Robinson from Dawson James. Please go ahead.

Charles Robinson:

Hey guys, good morning. You guys have done a fantastic job on this turn-around, my question is pretty basic. You briefly touched on the Russell 2000 index that your goal is to get on the Russell 2000 index, could you kind of expand upon that and give a basic timeframe?

Hal Turner:

I can’t be precise in the timeframe, but our understanding is that it’s going to take a market cap of around $300 million, I understand the date of examination is in May, so our goal is certainly to be well above that. Clearly Alex and Denis will examine it more precisely, and will certainly take the steps. But that’s our objective.

Charles Robinson:

So, May of 2019 would be the …

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Hal Turner:

I think that’s the first time that the index is rebalanced and re-looked at. But we will verify that, but generally it’s around a $300 million market cap.

Charles Robinson:

And that’s your goal? You think that you can get there by May?

Hal Turner:

Oh, our goal is well above that. We think this Company is so undervalued that it’s almost laughable. Our goal is well above that. So, I would not interpret this as a goal of market cap, I would just identify it as I said, a threshold as we understand it, required to get on the Russell 2000.

Charles Robinson:

I would have to agree with you. Fantastic job guys.

Hal Turner:

Thanks a lot. We appreciate your question.

Operator:

This concludes the question-and-answer session. With that, I will turn the call back to Mr. Hal Turner for closing remarks; go ahead sir.

Hal Turner:

Thank you very much. We thought it appropriate, given the true Anglo-American nature, since Artilium is a London U.K.-based Company, to acknowledge the special relationship between Pareteum and Artilium by quoting Churchill. It’s noteworthy that Denis and I have been in Europe for the past two weeks; and coincidentally, we were in France during the period of June 4, June 6, reminding us of D-Day in 1944. So this quote is even more applicable to the—what we now undertake, and it is simply this, from Churchill: “It is wonderful what great strides can be made when there is a resolute purpose behind them.” So, I can tell you together, we do have a resolute purpose, we have determination, we express it in many places, among others with phrases that have been uttered by me, the team, things like “we’re all in sales,” things like “we’re always on,” things like “force multiplication,” things like “we’re all in, 100% of the time, 24-7, sun never sets on Pareteum, lock shields, stick together, don’t take the same ground twice, cross the river, destroy the bridge, no looking back, forward only,” and certainly “relentless forward motion.”

So now, Pareteum and Artilium are stronger, and we’re better, and on a combined basis we have an agenda for the future that now just gets better and better with less risk.

So, with that I thank all of you for your support, and we look forward to speaking to you, and hope that you will support this transaction for all the reasons that we have mentioned.

April, we are concluded.

Operator:

This concludes today’s presentation; we thank you for your participation; you may now disconnect.

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